EXHIBIT 77C

SELIGMAN MUNICIPAL SERIES TRUST

RESULTS OF MEETING OF SHAREHOLDERS

SELIGMAN FLORIDA MUNICIPAL SERIES (THE FUND)
SPECIAL MEETING OF SHAREHOLDERS HELD ON JUNE 2, 2009
(UNAUDITED)

A brief description of the proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the proposal is set forth below. A vote is based on total number of shares outstanding in the Fund.

To approve an Agreement and Plan of Reorganization between the Fund and Seligman National Municipal Class, a series of Seligman Municipal Fund Series, Inc.

SHARES VOTED "FOR"    SHARES VOTED "AGAINST"    ABSTENTIONS    BROKER NON-VOTES
------------------    ----------------------    -----------    ----------------
  1,337,345.116            115,124.200           74,059.402         0.000

RESULTS OF MEETING OF SHAREHOLDERS

SELIGMAN NORTH CAROLINA MUNICIPAL SERIES (THE FUND)
SPECIAL MEETING OF SHAREHOLDERS HELD ON JUNE 2, 2009
(UNAUDITED)

A brief description of the proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the proposal is set forth below. A vote is based on total number of shares outstanding in the Fund.

To approve an Agreement and Plan of Reorganization between the Fund and Seligman National Municipal Class, a series of Seligman Municipal Fund Series, Inc.

SHARES VOTED "FOR"    SHARES VOTED "AGAINST"    ABSTENTIONS    BROKER NON-VOTES
------------------    ----------------------    -----------    ----------------
   944,509.012             137,709.451           32,728.527         0.000